Exhibit 10.14
SUMMARY OF TERMS OF THE RESTRICTED STOCK UNIT GRANTS TO
NON-ASSOCIATE DIRECTORS OF ABERCROMBIE & FITCH CO.
(Approved by Board of Directors on August 15, 2005 and effective August 1, 2005)
Directors who are not associates of Abercrombie & Fitch Co. or its subsidiaries (“non-associate directors”) receive an annual grant of 3,000 restricted stock units as part of their compensation.
The annual restricted stock unit grant is subject to the following provisions:
•	Restricted stock units are to be granted annually on the date of the annual meeting of stockholders pursuant to the Abercrombie & Fitch Co. 2005 Long-Term Incentive Plan.

•	The maximum value on the date of grant will be $300,000 (i.e., should the stock price on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically scaled back to provide a maximum grant date value of $300,000).

•	The minimum value on the date of grant will be $120,000 (i.e., should the stock price on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date value of $120,000).

•	Restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability or upon a change of control of Abercrombie & Fitch Co.